Filed Pursuant to Rule 433
                                                   Registration No. 333-121067
                                                              December 7, 2005

LEHMAN BROTHERS
Fixed Income Derivative Products

                                1Yr CMT Floater

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR(R)) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-212-528-6428/ 1-212-528-8576. A copy of the prospectus may be obtained from Lehman Brothers Inc., Attn: Structured Note Desk, 3rd Floor, 745 Seventh Avenue, New York, NY 10019.

     Trade Date:                        12/7/05

     Issuer:                            Lehman Brothers Holdings Inc. (A1/A+/A+)

     Underwriter(s):                    Lehman Brothers Inc.

     Principal Amount:                  $50,000,000

     Cusip:                             52517PD40

     Issue Date:                        12/20/05

     Maturity Date:                     12/20/07

     Interest Payment Dates:            Monthly on the 20th of each month
                                        commencing January 20th, 2006.

     Interest Rate:                     1YR CMT + 5 bps, subject to floor of 0%

     All values input into formulas for the Interest Rate and intermediate calculations expressed as a percentage rounded to five decimal places and any Interest Rate expressed as a percentage rounded to three decimal places.

     Reset:                             Monthly on the 20th of each month
                                        commencing 12/20/05

     Determined:                        Two New York Business Days prior to the
                                        beginning of each Interest Period.

     1yr CMT: 1-Year USD CMT is the 1-year Constant Maturity US Treasury yield index, determined 2 Business Days prior to beginning of each Coupon Period. CMT is published on Telerate page 7051. If Telerate page 7051 is unavailable, then the backup is Federal Reserve Statistical Release H.15.

     Price to public:                   100% of Par

     Minimum Denomination:              $1,000 and integral multiples of $1,000


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     Day Count Convention:              30/360

     Payment Convention:                Following New York Business Day with no
                                        adjustment for period end dates.


Risk Factors

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the anticipated level and potential volatility of the 1-Year CMT Rate, the method of calculating the 1-Year CMT Rate, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 1-Year CMT Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.


Historical Levels of 1-Year CMT

The historical experience of 1-Year CMT should not be taken as an indication of the future performance of 1-Year CMT during the term of the Notes. Fluctuations in the level of 1-Year CMT make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset                               Hypothetical Interest Reset
          Date                        1-Year CMT (%)                 Date               1-Year CMT (%)
--------------------------------     --------------     ------------------------------  --------------
January 20, 1995                           7.119        July 20, 2000                           6.388
February 20, 1995                          0.000        August 20, 2000                         6.419
March 20, 1995                             6.419        September 20, 2000                      6.254
April 20, 1995                             6.194        October 20, 2000                        6.159
May 20, 1995                               6.038        November 20, 2000                       6.118
June 20, 1995                              5.662        December 20, 2000                       5.541
July 20, 1995                              5.803        January 20, 2001                        4.908
August 20, 1995                            5.922        February 20, 2001                       4.785
September 20, 1995                         5.583        March 20, 2001                          4.244
October 20, 1995                           5.666        April 20, 2001                          3.983
November 20, 1995                          5.455        May 20, 2001                            3.969
December 20, 1995                          5.315        June 20, 2001                           3.572
January 20, 1996                           5.025        July 20, 2001                           3.559
February 20, 1996                          5.151        August 20, 2001                         3.396
March 20, 1996                             5.527        September 20, 2001                      2.499
April 20, 1996                             5.623        October 20, 2001                        2.239
May 20, 1996                               5.699        November 20, 2001                       2.262
June 20, 1996                              5.979        December 20, 2001                       2.124
July 20, 1996                              5.912        January 20, 2002                        1.991
August 20, 1996                            5.689        February 20, 2002                       2.131
September 20, 1996                         5.935        March 20, 2002                          2.673
October 20, 1996                           5.616        April 20, 2002                          2.345
November 20, 1996                          5.465        May 20, 2002                            2.382
December 20, 1996                          5.597        June 20, 2002                           2.092
January 20, 1997                           0.000        July 20, 2002                           1.730
February 20, 1997                          5.564        August 20, 2002                         1.588
March 20, 1997                             5.939        September 20, 2002                      1.632
April 20, 1997                             6.059        October 20, 2002                        1.714




May 20, 1997                               5.906        November 20, 2002                       1.502
June 20, 1997                              5.747        December 20, 2002                       1.293
July 20, 1997                              5.692        January 20, 2003                        1.227
August 20, 1997                            5.699        February 20, 2003                       1.175
September 20, 1997                         5.640        March 20, 2003                          1.240
October 20, 1997                           5.717        April 20, 2003                          1.226
November 20, 1997                          5.658        May 20, 2003                            1.033
December 20, 1997                          5.655        June 20, 2003                           0.924
January 20, 1998                           5.366        July 20, 2003                           1.062
February 20, 1998                          5.406        August 20, 2003                         1.223
March 20, 1998                             5.500        September 20, 2003                      1.138
April 20, 1998                             5.524        October 20, 2003                        1.252
May 20, 1998                               5.537        November 20, 2003                       1.206
June 20, 1998                              5.515        December 20, 2003                       1.173
July 20, 1998                              5.452        January 20, 2004                        1.115
August 20, 1998                            5.331        February 20, 2004                       1.158
September 20, 1998                         4.820        March 20, 2004                          1.089
October 20, 1998                           4.211        April 20, 2004                          1.422
November 20, 1998                          4.659        May 20, 2004                            1.775
December 20, 1998                          4.597        June 20, 2004                           2.104
January 20, 1999                           4.656        July 20, 2004                           2.046
February 20, 1999                          4.835        August 20, 2004                         1.951
March 20, 1999                             4.872        September 20, 2004                      2.014
April 20, 1999                             4.806        October 20, 2004                        2.146
May 20, 1999                               5.052        November 20, 2004                       2.613
June 20, 1999                              5.286        December 20, 2004                       2.749
July 20, 1999                              5.197        January 20, 2005                        2.905
August 20, 1999                            5.419        February 20, 2005                       3.154
September 20, 1999                         5.489        March 20, 2005                          3.365
October 20, 1999                           5.719        April 20, 2005                          3.276
November 20, 1999                          5.761        May 20, 2005                            3.447
December 20, 1999                          6.095        June 20, 2005                           3.508
January 20, 2000                           6.262        July 20, 2005                           3.730
February 20, 2000                          6.439        August 20, 2005                         3.909
March 20, 2000                             6.432        September 20, 2005                      3.908
April 20, 2000                             6.362        October 20, 2005                        4.206
May 20, 2000                               6.836        November 20, 2005                       4.377
June 20, 2000                              6.488